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Exhibit 3.1.5

                                                                         A432738
                                                                           FILED
                                                                     MAY 24 1993

                            CERTIFICATE OF AMENDMENT
                         OF ARTICLES OF INCORPORATION OF
                                     VOXEL



      Allan M. Wolfe and Stephen Hart certify that:

      1. They are the President and Secretary of Voxel, a California corporation.

      2. The first paragraph of Article III of the Articles of Incorporation of this corporation is amended to read in full as follows:

      "The total authorized capital stock of the corporation consists of 25,000,000 shares, consisting of 15,000,000 shares of common stock ("Common Stock"), and 10,000,000 shares of preferred Stock. The initial series of preferred stock shall be designated "Series A Preferred Stock" and "Series B Preferred Stock." The Series A Preferred Stock shall consist of 492,904 shares and the Series B Preferred Stock shall consist of 6,407,291 shares."

      3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

      4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 905 and 903 of the Corporations Code. The total numer of outstanding shares of Common Stock of the corporation is 1,475,000. The total number of outstanding shares of Series A Preferred Stock of the corporation is 492,904. The total number of outstanding shares of Series B Preferred Stock of the corporation is 6,322,291. The number of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of (i) the outstanding shares of Common Stock and (ii) the outstanding shares of Series A Preferred Stock and Series B Preferred Stock voting together as a single class.

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      We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in the foregoing Certificate are true and correct of our own knowledge.

      Executed at Laguna Hills, California, this 14th day of May, 1993.


                                             /s/ Allan M. Wolfe
                                             -----------------------------------
                                             Allan M. Wolfe, President


                                             /s/ Stephen Hart
                                             -----------------------------------
                                             Stephen Hart, Secretary



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